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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


PURSUANT TO SEC. 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 19, 2001


                                Dana Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Virginia                      1-1063                      34-4361040
---------------           ------------------------        ------------------
(State or other           (Commission File Number)          (IRS Employer
jurisdiction of                                           Identification No.)
incorporation)


                      4500 Dorr Street, Toledo, Ohio 43615
              ---------------------------------------------------
              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:    (419) 535-4500


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ITEM 5.  OTHER EVENTS.

         As of September 30, 2001, Dana Corporation had two revolving credit facilities with an aggregate maximum borrowing capacity of $1 billion: a 364-day facility maturing on December 20, 2001, and a long-term facility maturing on November 15, 2005. Each facility had a maximum borrowing capacity of $500 million, and Citibank, N.A. was the administrative agent, on behalf of itself and 17 other banks, for both.

         On December 19, 2001, we entered into a new 364-day facility with the participating banks and amended the long-term facility. The 364-day facility has a maximum borrowing capacity of $250 million and a maturity date of December 18, 2002. However, if there is a "Liquidity Event" (that is, if we have not received net cash proceeds of at least $200 million on or before April 1, 2002, from either the sale of assets or the issuance of debt in the capital markets or equity), each participating bank has the option to terminate its commitment on April 30, 2002. In addition, the maximum borrowing capacity of the 364-day facility will be reduced by an amount equal to 50% of any net cash proceeds in excess of $200 million received from our sale of assets or issuance of debt or equity. Neither the borrowing capacity nor the maturity date of the long-term facility were changed. Citibank, N.A. continues to be the administrative agent, on behalf of itself and the other banks, for both facilities.

         Advances under the facilities may be made as revolving credit advances. The interest rates payable upon advances are based on floating reference rates, either Citibank's base rate or LIBOR (London inter-bank offered rate), plus a margin based upon our then-current credit ratings.

         Our obligations to the lenders under these facilities are currently unsecured. However, if a Liquidity Event occurs, there are provisions in both facilities that require the granting of security interests in our inventory and accounts receivable and the issuance of guarantees by certain of our subsidiaries, subject to the restrictions set forth in our other debt facilities.

         Both facilities require us to maintain financial ratios at fiscal quarter ends of:

         o net senior debt to tangible net worth of not more than: 1.70:1 as of December 31, 2001, March 31, 2002 and June 30, 2002; 1.40:1 as
            of September 30, 2002 and December 31, 2002; and 1.10:1 thereafter;

         o EBITDA minus capital expenditures to interest expense of not less than: 1.30:1 as of December 31, 2001 and March 31, 2002; 1.40:1
            as of June 30, 2002 and September 30, 2002; and 2.50:1 as of December 31, 2002 and thereafter; and

         o net senior debt to EBITDA of not greater than: 5.00:1 as of December 31, 2001; 4.85:1 as of March 31, 2002; 4.70:1 as of
            June 30, 2002; 3.75:1 as of September 30, 2002; 3:00:1 as of
            December 31, 2002; and 2.50:1 as of March 31, 2003 and thereafter.
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For purposes of these ratios, EBITDA means net income or net loss, plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring non-cash charges and (f) pre-tax cash restructuring expenses in an amount up to $500 million from October 1, 2001 and before March 31, 2003, minus (x) non-cash non-recurring gains, (y) minority interest in net income of consolidated subsidiaries and (z) equity in earnings of affiliates, in each case as determined in accordance with generally accepted accounting principles (GAAP).

         The facilities also subject us and certain of our subsidiaries to various customary non-financial covenants. In addition, any acquisition of beneficial ownership (within the meaning of Securities and Exchange Commission Rule 13d-3 under the Exchange Act) of 20% or more of our common stock by any person(s) may be treated as an event of default.

         As of December 19, 2001, no amount was outstanding under the new 364-day facility, and $315 million was outstanding under the long-term facility.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Dana Corporation
                                          --------------------------------
                                          (Registrant)


Date:  December 20, 2001                  By: /s/ Michael L. DeBacker
                                              -----------------------------
                                              Michael L. DeBacker
                                              Vice President, General Counsel
                                              and Secretary